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Consent of Independent Public Accounts


     As independent public accountants, we hereby consent to the use of our report on the consolidated financial statements of Regent Bancshares Corp. as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, and to all references to our firm included in or made a part of this Registration Statement.



ARTHUR ANDERSEN
Philadelphia, PA
December 15, 1995